Exhibit I

PartnerRe Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke, HM 11 Bermuda

September 28, 2009

Trident III, L.P.

Trident III Professionals Fund, L.P.

c/o Walkers Corporate Services Limited

Walkers House, 87 Mary Street

George Town

Grand Cayman KY1-9005 Cayman Islands

Ladies and Gentlemen:

Reference is made to the Securities Purchase Agreement dated as of July 4, 2009 (as amended by Amendment No. 1 and Amendment No. 2 thereto, the “Block Purchase Agreement”) among PartnerRe Ltd. (“Parent”), Paris Re Holdings Limited and the sellers party thereto.  All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Block Purchase Agreement.

Parent hereby covenants to and for the benefit of the Stone Point Sellers that to the extent that at or simultaneously with the Closing promissory notes of Parent (each, a “Post-Announcement Purchaser Note”) are issued to one or more other sellers of Company Shares pursuant to the terms of those certain Securities Purchase Agreements dated as of July 17, 2009 between Parent and each seller thereto, Parent shall prepay the principal amount plus interest due in full on each Post-Announcement Purchaser Note no later than the Maturity Date (as defined in Exhibit E to the Block Purchase Agreement).

Each Stone Point Seller hereby agrees to reasonably cooperate with Parent and the Company to ensure that the Requisite Merger Approval (as defined in the Transaction Agreement Amendment) will be obtained as soon as possible after the date of this letter agreement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.  This letter agreement may be signed in one or more counterparts, each of which shall be deemed an original with the same effect as if the signatures thereto were upon the same instrument.  A facsimile execution and delivery of this letter agreement shall be a legal, valid and binding execution and delivery for all purposes.

If the foregoing agreements are acceptable to you, please so indicate by signing this letter agreement where indicated and returning one signed copy to us.

Very truly yours,

PARTNER RE LTD.

by:	/s/ Amanda Sodergren
	Name:	Amanda Sodergren
	Title:	Chief Legal Counsel

ACKNOWLEDGED AND AGREED TO

EFFECTIVE AS OF THE DATE FIRST ABOVE WRITTEN:

Trident III, L.P.
By:	Stone Point Capital LLC, as manager

By:	/s/ David Wermuth
	Name:	David Wermuth
	Title:	Principal

Trident III Professionals Fund, L.P.
By:	Stone Point Capital LLC, as manager

By:	/s/ David Wermuth
	Name:	David Wermuth
	Title:	Principal

cc:	Trident III, L.P.
Trident III Professionals Fund, L.P
c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
Attention: David Wermuth

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017 USA
Attention: Peter J. Gordon

[Signature Page to Letter Agreement]